Exhibit 99.01.4

US Stock Option Agreement

GOOGLE INC.

2004 STOCK PLAN

TEST LAUNCH

NONSTATUTORY STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the 2004 Stock Plan shall have the same defined meanings in this Test Launch Stock Option Agreement.

I.	NOTICE OF STOCK OPTION GRANT

Name:

SSN:

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:		___ Incentive Stock Option

X Nonstatutory Stock Option

Term/Expiration Date:

Fully Vested:

Upon receipt by the Optionee, this Option shall be immediately exercisable or transferable by the Optionee (in whole or in part) until March 1, 2007. Notwithstanding the foregoing, if the Optionee transfers the Option before March 1, 2007, to a financial institution or other entity approved by the Company during the test launch of the Company’s Award Transfer Program, the Option shall be immediately exercisable (in whole or in part) at any time during its term by the transferee.

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Termination Period:

In no event shall this Option be exercised later than March 1, 2007. Notwithstanding the foregoing, if the Optionee transfers the Option before March 1, 2007, to a financial institution or other entity approved by the Company during the test launch of the Company’s Award Transfer Program, the Option shall remain exercisable by the transferee for a period of twenty-four (24) months beginning immediately following such transfer, regardless of whether or not the Optionee remains a Service Provider.

II.	AGREEMENT

A.	Grant of Option.

The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Stock Option Grant set forth in Part I of this Agreement (the “Optionee”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Stock Option Grant, at the exercise price per share set forth in the Notice of Stock Option Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

B.	Exercise of Option.

1. Right to Exercise. This Option is immediately exercisable or transferable, in whole or in part, and shall remain exercisable until March 1, 2007 (or later for a valid transferee), as set out in the Notice of Stock Option Grant and the applicable provisions of the Plan and this Option Agreement.

2. Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of shares to be purchased pursuant to such exercise (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee or valid transferee and delivered to the Stock Administration Team of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

C.	Method of Payment.

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee or valid transferee:

1.	cash; or

2.	check; or

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3.	consideration received by the Company under a formal cashless exercise program implemented by the Company in connection with the Plan; or

4.	only if exercised by the Optionee, to the extent permitted by the Administrator, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the Exercise Price.

D.	Limited Transferability of Option.

This Option may not be transferred in any manner other than (i) by will or by the laws of descent or distribution or (ii) pursuant to the Company’s Award Transfer Program (as amended from time to time) and in accordance with such procedures as the Administrator (in its discretion) may specify with respect to the administration and operation of such Award Transfer Program. This Option may be exercised during the lifetime of Optionee only by the Optionee or a valid transferee (which shall include specifically any financial institution or other entity approved by the Company, pursuant to the Award Transfer Program). The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors, assigns and valid transferees of the Optionee. In order to effect a valid transfer of this Option by the Optionee to a valid transferee (which shall include specifically any financial institution or other entity approved by the Company, pursuant to the Award Transfer Program), the transferee shall execute an agreement reflecting such terms and conditions that the Administrator deems necessary to facilitate such transfer.

E.	Term of Option.

This Option may be exercised only within (i) the term set out in the Notice of Stock Option Grant; provided, however, if this Option is transferred during the test launch of the Company’s Award Transfer Program and prior to March 1, 2007, it shall remain exercisable by the transferee for a period of twenty-four (24) months beginning immediately following the transfer of such Option. This Option may be exercised only during its term in accordance with the Plan, the terms of this Option Agreement and, if applicable, the terms and conditions of the Award Transfer Program.

F.	Tax Obligations.

Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise or, if applicable, the transfer of the Option pursuant to the Company’s Award Transfer Program. Optionee acknowledges and agrees that the Company may refuse to honor the exercise or transfer, as the case may be, and refuse to deliver Shares or transfer such Option, as the case may be, if such withholding amounts are not delivered at the time of exercise or transfer, as the case may be.

G.	Entire Agreement; Governing Law.

The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the

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Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

H.	NO GUARANTEE OF CONTINUED SERVICE.

OPTIONEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR ANY PERIOD AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

You and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address.

OPTIONEE:	GOOGLE INC.

Signature	By

Print Name	Title

Residence Address

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